===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            ------------------------
                                    FORM 8-K/A
                            ------------------------
                                 CURRENT REPORT
                            ------------------------

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                         Date of Report: April 14, 1997

                            ------------------------

                            UROHEALTH SYSTEMS, INC.
             (Exact name of Registrant as specified in its Charter)

                            ------------------------

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

         1-11150                                          98-0122944
 (Commission file number)                               (IRS Employer
                                                    Identification Number)

                            ------------------------

                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA        92660
              (Address of principal executive offices) (Zip code)

                                 (714) 668-5858
              (Registrant's telephone number, including area code)

===============================================================================

ITEM 2. ACQUISITIONS OR DISPOSITION OF ASSETS

ACQUISITION OF MICROSURGE, INC.

On March 31, 1997, the Company completed the acquisition of MICROSURGE, Inc. The agreement provides for the issuance of shares of UROHEALTH Common Stock, the payment of notes payable and accrued interest of approximately $3.2 million and the assumption of $5.5 million in convertible MICROSURGE notes. The value of this transaction is approximately $38.0 million.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) FINANCIAL STATEMENTS AND EXHIBITS.

                Financial statements of MICROSURGE, Inc. as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, together with Report of Independent Accountants.

        (b) PRO FORMA FINANCIAL INFORMATION

                Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1996.

                Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended December 31, 1996.

                Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended March 31, 1996.

                Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 1995.

                Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 1994.


                Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

        (C) EXHIBITS

        The following exhibits are filed as a part of this report:

        Exhibit
        Number

          2.0* Agreement and Plan of Merger dated March 11, 1997 by and between UROHEALTH SYSTEMS, INC., UROHEALTH, INC. (California) and MICROSURGE, Inc.

         23.1           Consent of Coopers & Lybrand L.L.P.

--------------
* previously filed

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        UROHEALTH SYSTEMS, INC.
                                        (Registrant)


                                        By: /s/  JAMES L. JOHNSON
                                            ---------------------------
                                            James L. Johnson
                                            Executive Vice President
                                            and Chief Financial Officer

Date: April 25, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Microsurge, Inc.:

We have audited the accompanying balance sheets of Microsurge, Inc. as of December 31, 1996 and 1995 and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microsurge, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations, cash used in operating activities, deficiency in working capital and debt due currently which must be refinanced raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Notes 1, 8 and 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ Coopers & Lybrand L.L.P.
                                         COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 14, 1997

                                MICROSURGE, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1995             1996
                                                                  ------------     ------------
Current assets:
  Cash and cash equivalents.....................................  $    264,889     $  1,152,666
  Marketable securities.........................................     1,540,700               --
  Accounts receivable, net of allowance for doubtful accounts of
     $80,000 in 1995 and $113,025 at December 31, 1996..........       711,691        1,030,718
  Inventories...................................................       984,755        2,204,417
  Other current assets..........................................        44,358          107,889
                                                                  ------------     ------------
          Total current assets..................................     3,546,393        4,495,690
Property and equipment, net.....................................       936,940          634,115
Restricted cash.................................................        96,000           96,000
Purchased technology............................................       290,000        1,553,833
Other assets....................................................        38,835           24,694
                                                                  ------------     ------------
          Total assets..........................................  $  4,908,168     $  6,804,332
                                                                  ============     ============
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.........................  $  1,238,974     $  2,205,236
  Notes payable.................................................       150,000        2,800,000
  Current portion of capital lease obligation...................       291,145          147,523
  Convertible subordinated notes and accrued interest, net of
     discount...................................................            --        5,503,343
                                                                  ------------     ------------
          Total current liabilities.............................     1,680,119       10,656,102
Capital lease obligation........................................       197,090           50,075
Other long term liability.......................................            --          225,000
Commitments (Notes 5, 8, 9 and 14)
Redeemable convertible preferred stock, $.001 par value;
  12,000,000 shares authorized; 8,580,587 shares issued and
  outstanding at December 31, 1995 and 1996; (liquidation
  preference of $27,455,986 at December 31, 1996)...............    25,300,934       27,597,327
Stockholders' deficit:
  Common stock, $.001 par value; 50,000,000 shares authorized;
     405,330 and 417,259 shares issued and outstanding at
     December 31, 1995 and 1996, respectively...................           405              417
  Accumulated deficit...........................................   (22,270,380)     (31,724,589)
                                                                  ------------     ------------
          Total stockholders' deficit ..........................   (22,269,975)     (31,724,172)
                                                                  ------------     ------------
          Total liabilities and stockholders'
            deficit ............................................  $  4,908,168     $  6,804,332
                                                                  ============     ============

    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1994            1995            1996
                                                      -----------     -----------     -----------
Product sales.......................................  $ 1,547,545     $ 3,796,645     $ 5,875,696
Cost of goods sold..................................    1,041,498       2,369,825       3,847,031
                                                      -----------     -----------     -----------
                                                          506,047       1,426,820       2,028,665
                                                      -----------     -----------     -----------
Operating expenses:
  Research and development..........................    2,010,427       1,913,006       1,713,732
  Selling, general and administrative...............    3,311,777       5,911,955       7,216,882
                                                      -----------     -----------     -----------
     Total operating expenses.......................    5,322,204       7,824,961       8,930,614
                                                      -----------     -----------     -----------
Other (income) expense:
  Interest income...................................     (172,660)       (131,212)        (50,654)
  Interest expense..................................       33,394          63,912         475,732
                                                      -----------     -----------     -----------
     Net loss.......................................  $(4,676,891)    $(6,330,841)    $(7,327,027)
                                                      ===========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                           COMMON STOCK
                                        ------------------   ADDITIONAL                       TOTAL
                                        NUMBER OF             PAID-IN     ACCUMULATED     STOCKHOLDERS'
                                         SHARES     AMOUNT    CAPITAL       DEFICIT          DEFICIT
                                        ---------   ------   ----------   ------------   ----------------
Balance, December 31, 1993............   240,497     $241    $       --   $ (8,374,234)    $ (8,373,993)
Issuance of common stock under license
  agreements..........................    23,184       23        12,577             --           12,600
Issuance of common stock upon exercise
  of stock options and warrants.......   108,966      108       456,043             --          456,151
Accretion of redeemable convertible
  preferred stock.....................        --       --      (468,620)      (982,270)      (1,450,890)
Net loss..............................        --       --            --     (4,676,891)      (4,676,891)
                                         -------     ----     ---------   ------------     ------------
Balance, December 31, 1994............   372,647      372            --    (14,033,395)     (14,033,023)
Issuance of common stock upon exercise
  of stock options....................    32,683       33        15,192             --           15,225
Accretion of redeemable convertible
  preferred stock.....................        --       --       (15,192)    (1,906,144)      (1,921,336)
Net loss..............................        --       --            --     (6,330,841)      (6,330,841)
                                         -------     ----     ---------   ------------     ------------
Balance, December 31, 1995............   405,330      405            --    (22,270,380)     (22,269,975)
Issuance of common stock upon exercise
  of stock options....................     8,065        8         4,033             --            4,041
Issuance of warrants..................        --       --       142,000             --          142,000
Issuance of common stock..............     3,864        4        23,178             --           23,182
Accretion of redeemable convertible
  preferred stock.....................        --       --      (169,211)    (2,127,182)      (2,296,393)
Net loss..............................        --       --            --     (7,327,027)      (7,327,027)
                                         -------     ----     ---------   ------------     ------------
Balance, December 31, 1996............   417,259     $417    $       --   $(31,724,589)    $(31,724,172)
                                         =======     ====     =========   ============     ============

    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1994            1995            1996
                                                      -----------     -----------     -----------
Cash flows from operating activities:
  Net loss..........................................  $(4,676,891)    $(6,330,841)    $(7,327,027)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization..................      272,388         366,934         750,892
     Provision for doubtful accounts................       28,000          80,000          73,294
     Loss on disposal of property and equipment.....           --          35,261              --
     Issuance of common stock.......................       12,600              --          23,182
     Changes in operating assets and liabilities:
       Accounts receivable..........................     (526,968)       (236,998)       (392,321)
       Inventories..................................     (636,685)       (205,230)     (1,219,662)
       Other current assets.........................        7,032         (40,485)        (63,531)
       Accounts payable and accrued expenses........      244,715         542,084         786,262
       Accrued interest on convertible subordinated
          notes.....................................           --              --         296,426
                                                      -----------     -----------     -----------
       Net cash used in operating activities........   (5,275,809)     (5,789,275)     (7,072,485)
                                                      -----------     -----------     -----------
Cash flows from investing activities:
  Purchase of marketable securities.................   (5,477,482)     (2,082,639)             --
  Proceeds from sale or maturity of marketable
     securities.....................................    5,057,967       4,072,307       1,540,700
  Purchase of property and equipment................     (230,211)       (226,341)       (226,163)
  Purchase of technology............................           --        (290,000)     (1,000,000)
  Decrease (increase) in other assets...............      (13,883)             83          14,141
                                                      -----------     -----------     -----------
     Net cash provided by (used in) investing
       activities...................................     (663,609)      1,473,410         328,678
                                                      -----------     -----------     -----------
Cash flows from financing activities:
  Payments on capital lease obligations.............     (163,544)       (259,760)       (290,637)
  Proceeds from exercise of stock options and sale
     of common stock................................        1,151          15,225           4,041
  Proceeds from exercise of warrants................      455,000              --              --
  Proceeds from note payable, net...................           --         150,000       2,650,000
  Additions to restricted cash......................      (48,000)             --              --
  Proceeds from convertible subordinated notes and
     related warrants...............................           --              --       5,268,180
  Proceeds from redeemable convertible preferred
     stock, net.....................................    5,970,350       4,149,391              --
                                                      -----------     -----------     -----------
     Net cash provided by financing
       activities...................................    6,214,957       4,054,856       7,631,584
                                                      -----------     -----------     -----------
Net increase (decrease) in cash and cash
  equivalents.......................................      275,539        (261,009)        887,777
Cash and cash equivalents, beginning of period......      250,359         525,898         264,889
                                                      -----------     -----------     -----------
Cash and cash equivalents, end of period............  $   525,898     $   264,889     $ 1,152,666
                                                      ===========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION:

     Microsurge, Inc. (the "Company") was incorporated in Delaware on February 27, 1991. The Company utilizes proprietary and licensed technology to develop and manufacture devices for sale to hospitals and other healthcare institutions for use in minimally invasive surgery.

     The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, customer's reliance on third party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on international distributors, third party manufacturers and key suppliers, product liability, and dependence on key individuals. In addition, a significant portion of the Company's sales relate to two product lines.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business. However, as a result of recurring losses from operations, cash used in operating activities, the deficiency in working capital and debt due currently which must be refinanced, there is uncertainty as to the Company's ability to continue as a going concern. The Company anticipates that it will continue to incur losses from operations and use cash for operating purposes. Management's plans in regard to these matters include consummation of the planned merger with Urohealth Systems, Inc. and additional debt financing (see Notes 8 and 14). If the Company does not consummate this merger, the Company will need to undertake other actions to continue operations, refinance its existing debt which is currently due and obtain additional sources of financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost, which approximates market. The Company considers highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. At December 31, 1996 approximately 70% of cash and cash equivalents were held in a money market account that was readily convertible to cash.

  Marketable Securities

     The Company has classified its marketable securities as "available for sale". Marketable securities were reported at fair value, which was not materially different from cost plus accrued interest. All marketable securities held by the Company mature in less than a year. The effect of realized gains and losses on the financial statements for the years 1994, 1995 and 1996 was immaterial.

     Marketable securities consist of Corporate debt securities at December 31, 1995.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

                                MICROSURGE, INC.

  Property and Equipment

     Property and equipment are recorded at cost. Costs of major additions and betterments are capitalized; maintenance and repairs which do not improve or extend the life of the respective assets are charged to operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, typically three to five years, or, in the case of leasehold improvements over the lesser of the useful life or the lease term. Equipment under capital lease is amortized over the life of the lease.

     Upon retirement or sale, the cost of the assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

  Purchased Technology

     Purchased technology is amortized on a straight line basis over three to five years, the estimated useful life.

     The Company evaluates the possible impairment in the value of intangible assets by assessing the carrying value of the asset against the anticipated future cash flows from related operating activities. Factors considered in performing this assessment include current operating results, trends and prospects, and, in addition, demand, competition, and other economic factors.

  Revenue Recognition

     The Company recognizes revenue upon the later of shipment of the product or, if applicable, acceptance by the customer.

  Research and Development Expenses

     Research and development costs are expensed as incurred.

  Income Taxes

     The Company accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Industry Segments

     The Company's operations are located solely within the United States and relate to one industry segment. Operations consist of designing, manufacturing and marketing medical instruments for use in minimally invasive surgery.

     Export sales in 1994, 1995 and 1996 were $505,000, $1,160,000 and
$1,140,000, respectively .

  Concentration of Credit Risk

     The Company sells its products principally through a direct sales force domestically and through distributors outside of the United States to hospitals and other healthcare institutions. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company provides

                                MICROSURGE, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) reserves for customer receivable balances which are considered potentially uncollectible. One customer accounted for approximately 10% of 1994 product sales. No customer accounted for more than 10% of product sales in 1995 or 1996.

 3. INVENTORIES:

     Inventories consist of the following at December 31:

                                                                 1995          1996
                                                               --------     ----------
        Purchased parts and subassemblies....................  $388,384     $1,042,480
        Work in process......................................    63,558          3,957
        Finished goods.......................................   532,813      1,157,980
                                                               --------     ----------
                                                               $984,755     $2,204,417
                                                               ========     ==========

 4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31:

                                                                 1995           1996
                                                              ----------     ----------
        Machinery and equipment.............................  $  570,131     $  796,294
        Leasehold improvements..............................      73,226         73,226
        Furniture and fixtures..............................      14,672         14,672
        Equipment under capital leases......................     900,151        900,151
                                                              ----------     ----------
                                                               1,558,180      1,784,343
        Less accumulated depreciation and amortization......     621,240      1,150,228
                                                              ----------     ----------
                                                              $  936,940     $  634,115
                                                              ==========     ==========

Accumulated depreciation and amortization amounted to $444,226 and $712,617 on equipment under capital leases at December 31, 1995 and 1996, respectively. Depreciation expense for all property and equipment was $268,188, $361,996 and $528,988 for the years ended December 31, 1994, 1995 and 1996, respectively.

 5. PURCHASED TECHNOLOGY:

     In August 1995, the Company entered into an agreement to purchase certain technology for $290,000 and pay royalties on related product sales for five years.

     In April 1996, the Company entered into a license agreement with a company to license exclusive worldwide rights to certain technology for a 10 year term, expiring in April 2006. In connection with this agreement, the Company agreed to pay $1,000,000 in upfront license payments as well as royalties based on future net sales, subject to minimum royalties of $540,000 which are creditable against actual royalties. At December 31, 1996, future minimum royalty requirements are $405,000, of which $180,000, $180,000, and $45,000 are due in 1997, 1998, and
1999, respectively. In October 1996, as consideration for the deferral of certain payments, the Company issued warrants to the licensor for the purchase of a number of shares of common stock determined by dividing $187,500 by the price per share paid for the next purchase of capital stock in the Company in a sale where the Company receives aggregate gross proceeds in excess of $5,000,000, or if earlier, an underwritten public offering (the "Investor Sale"). The warrants are exercisable at any time after the Investor Sale and prior to August 12, 1999 at a price determined based on the terms of the Investor Sale. The fair value of the warrants on the date of grant, which was not material, is included in the cost of purchased technology.

                                MICROSURGE, INC.

     Accumulated amortization of purchased technology amounted to $147,167 as of December 31, 1996. Amortization commenced in 1996 when sales of the related products began.

 6. INCOME TAXES:

     No provision for income taxes was recorded in 1994, 1995 and 1996 as the Company incurred net losses.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

                                                               1995            1996
                                                            -----------     -----------
        Gross deferred tax assets:
          Net operating losses............................  $ 6,463,000     $ 8,888,000
          Research and development credits................      174,000         381,000
          Start-up costs..................................      555,000         319,000
          Depreciation....................................           --          41,000
          Other...........................................      184,000         339,000
                                                            -----------     -----------
                  Total...................................    7,376,000       9,968,000
        Gross deferred tax liabilities:
          Depreciation....................................      (19,000)             --
          Other...........................................       (5,000)             --
                                                            -----------     -----------
                  Total...................................      (24,000)             --
          Valuation allowance.............................   (7,352,000)     (9,968,000)
                                                            -----------     -----------
          Net deferred tax asset (liability)..............           --              --
                                                            ===========     ===========

     Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets which are comprised principally of net operating losses. Management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved.

     At December 31, 1996, the Company had approximately $23.3 million of net operating losses and $216,000 of federal tax credit carryforwards available for income tax purposes. These net operating losses and credits will expire in the years 2006 through 2011. During 1992, in conjunction with the Series C redeemable preferred stock offering a change in ownership, as defined in the Internal Revenue Code, occurred. As a result of this change in ownership, the use of approximately $1,638,000 of the net operating loss carryforward is limited to approximately $187,000 per year beginning in 1992. The issuance of stock subsequent to the 1992 change in ownership has not constituted an additional change in ownership. However, ownership changes in future periods may further limit the Company's ability to utilize net operating losses and tax credit carryforwards.

                                MICROSURGE, INC.

 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Accounts payable and accrued liabilities consist of the following at December 31:

                                                                 1995           1996
                                                              ----------     ----------
        Trade accounts payable..............................  $  834,686     $1,497,448
        Payroll and payroll related items...................     190,840        252,211
        Royalty payable.....................................          --        180,000
        Deferred rent.......................................      87,711        112,583
        Other...............................................     125,737        162,994
                                                              ----------     ----------
                                                              $1,238,974     $2,205,236
                                                              ==========     ==========

 8. DEBT:

  Capital Lease Obligation

     Pursuant to a capital lease agreement entered into during 1993 and as amended in 1994, the Company maintains $96,000 in restricted cash at December 31, 1995 and 1996 to collateralize a $96,000 standby letter of credit. Additionally, the Company issued to the lessor in 1993 and 1994 certain warrants for the purchase of preferred stock (see Note 11).

     Future minimum lease payments under these capital lease obligations as of December 31, 1996 are as follows:

                                       YEAR                                  AMOUNT
        ------------------------------------------------------------------  --------
        1997..............................................................  $159,560
        1998..............................................................    51,490
                                                                            --------
        Total minimum lease payments......................................   211,050
        Less -- amount representing interest..............................    13,452
                                                                            --------
        Capital lease obligation..........................................   197,598
        Less -- current portion...........................................   147,523
                                                                            --------
                                                                            $ 50,075
                                                                            ========

  Notes Payable

     In October 1996, the Company entered into an agreement with a bank to provide for a $3,000,000 credit facility consisting of a $1,000,000 secured line of credit, the availability of which is subject to borrowing base requirements, and a note payable for a maximum amount of $2,000,000. Borrowings under the line of credit bear interest at the bank's prime rate plus one-half percent (8.75% at December 31, 1996), and mature on September 30, 1997. The note payable bears interest at the bank's prime rate plus one percent on the first $1,000,000 in borrowings, and at the bank's prime rate plus one and one-half percent on borrowings exceeding $1,000,000 (9.25% and 9.75% at December 31, 1996, respectively.) The note is due 90 days after issuance but in no event later than March 31, 1997. At December 31, 1996, $2,800,000 was outstanding under this credit agreement, with a weighted average interest rate of 9.3%.

     The credit facility is collateralized by substantially all of the assets of the Company and provides for the Company to maintain certain covenants as amended, including minimum working capital ratios and limitations on losses. The agreement also prohibits the payment of cash dividends, repurchase of stock by the Company and the incurrence of additional indebtedness.

     This agreement was amended in January 1997 to increase the maximum amount of borrowings under the note payable from $2,000,000 to $3,000,000, to extend the due date of the note to the earlier of April 30, 1997

                                MICROSURGE, INC.

or the final maturity date as defined in the agreement, and to modify the covenants under the agreement. The final maturity date is defined in the agreement and includes a change in control transaction or sale of debt or equity securities resulting in aggregate gross proceeds of $5,000,000 or more. Additionally, the amendment provides for a supplemental fee to be paid to the bank upon maturity Equal to the difference between the amount of interest accrued and paid on the unpaid principal of all advances under the credit facility and the amount of interest that would have been required with an annual interest rate of 26%.

     In connection with this agreement, the Company issued warrants to the bank for the purchase of a number of shares of common stock determined by dividing $200,000 by the price per share paid for the next purchase of capital stock in the Company in a sale subsequent to October 1996, where the Company receives aggregate gross proceeds in excess of $5,000,000 (the "Investor Sale"). The warrants are exercisable any time after the Investor Sale and prior to October 28, 1999 at a price determined based on terms of the Investor Sale. The fair value of the warrants at date of grant was not material.

     Prior to October 1996, the Company had a line of credit agreement with a bank, established in 1994 and amended in 1995 and 1996, to allow for borrowings not to exceed the lesser of $1,000,000 or a specified percentage of eligible accounts receivable. At December 31, 1995, $150,000 was outstanding under this line of credit. Borrowings under the line of credit were collateralized by substantially all of the assets of the Company and bore interest at the bank's prime rate plus two percent (10.5% at December 31, 1995.)

     This agreement was canceled and amounts outstanding repaid upon the signing of the new agreement in October 1996.

  Convertible Subordinated Notes

     In February 1996, the Company entered into a credit agreement with a group of lenders ("Purchasers") who agreed to purchase a series of convertible subordinated notes ("the Notes") up to $3,268,180 upon the request of the Company. In August 1996, the agreement was amended to provide for total advances of $5,268,180. The Company received advances of $2,334,414 in February and March 1996, $933,766 in June 1996 and $2,000,000 in August 1996. The Notes bear interest at 9.25%, and mature on August 28, 1997. The Company may prepay amounts outstanding on the Notes without penalty at any time after the Investor Sale (as defined below) and prior to maturity date.

     Upon the closing, or series of closings, in which the Company sells capital stock of the Company for gross proceeds of $10,000,000 or more (the "Investor Sale"), the Notes will be convertible, at the option of the Purchasers, into the same type and class of stock issued in connection with the Investor Sale. Any outstanding principal amount of the Notes plus accrued interest may convert at a conversion price equal to 60% of the price per share paid by the purchasers of capital stock in connection with the Investor Sale (the "Investor Sale Price").

     Warrants for the purchase of common stock in the Company will be issued under two circumstances in accordance with the credit agreements. All warrants issued pursuant to these credit agreements will be exercisable at any time after the Investor Sale and prior to February 28, 1999 for a purchase price equal to the Investor Sale Price.

     The first set of warrants were issued to the Purchasers upon the execution of the credit agreement and amendment. Each Purchaser received a warrant, subject to the terms above, for the purchase of a number of shares of common stock determined by dividing (i) the maximum principal amount of the Notes that could be purchased by such purchaser under the credit agreement, by (ii) the Investor Sale Price, and the multiplying such number by 10%.

                                MICROSURGE, INC.

     The second set of warrants are issuable to the Purchasers upon each advance. At such time each Purchaser will receive a warrant, subject to the terms above, for the purchase of a number of shares of common stock determined by dividing (i) the principal amount of the Note purchased on such date by such Purchaser, by (ii) the Investor Sale Price, and then multiplying such number by 40%. The Company has issued warrants in connection with each advance on the Notes.

     The warrants are valued at $122,000 and the Notes are carried net of original issue debt discount of $122,000 resulting in an effective annual interest rate of 10.5%. Amortization of the discount, which is recorded as interest expense, totaled $60,737 for the year ended December 31, 1996.

 9. COMMITMENTS:

  Operating Leases

     The Company leases its facility and certain equipment under operating leases. Rent expense for the leased facility and equipment was approximately $155,000, $308,000 and $304,000 during the years ended December 31, 1994, 1995 and 1996, respectively. As of December 31, 1996, the minimum future rental payments under these lease agreements are as follows:

                                       YEAR                  AMOUNT
                        ----------------------------------  --------
                        1997..............................   258,402
                        1998..............................   309,677
                        1999..............................   239,510
                                                            --------
                                                            $807,589
                                                            ========

  License Agreements

     The Company has entered into agreements under which the Company has been granted exclusive license and distribution rights for certain thoracic products, technologies and procedures being developed. Under the agreements, the Company is obligated to make royalty payments based on eventual net product sales of licensed products. No sales or royalty amounts have been recorded to date.

     In connection with these agreements, the Company issued 20,286 shares of its common stock in 1994 and recorded a related charge to expense for the fair value of the stock on the date of grant. The Company also issued nonqualified options to purchase 117,852 shares of its common stock for $5.05 per share which vest upon attainment of certain performance criteria (see Note 11). The fair value of the options will be recorded as expense as the performance criteria are attained.

                                MICROSURGE, INC.

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     The Company has authorized the issuance of up to 12,000,000 shares of redeemable convertible preferred stock, $.001 par value (collectively, the Preferred Stock). As of December 31, 1995 and 1996, the Preferred Stock consisted of the following:

                                                                   1995            1996
                                                                -----------     -----------
    Series A --
    Authorized -- 750,000 shares
      Issued and outstanding -- 750,000 shares at December 31,
      1995 and 1996 (liquidation preference of $1,125,000 at
      December 31, 1996)......................................  $ 1,050,000     $ 1,125,000
    Series B --
      Authorized -- 300,000 shares
      Issued and outstanding -- 300,000 shares at December 31,
         1995 and 1996 (liquidation preference of $1,350,000
         at December 31, 1996)................................    1,260,000       1,350,000
    Series C --
      Authorized -- 3,920,659 shares
      Issued and outstanding -- 3,836,834 shares at December
         31, 1995 and 1996 (liquidation preference of
         $12,799,412 at December 31, 1996)....................   11,693,809      12,626,229
    Series D --
      Authorized -- 2,213,613 shares
      Issued and outstanding -- 2,181,818 shares at December
         31, 1995 and 1996 (liquidation preference of
         $7,504,025 at December 31, 1996).....................    7,022,706       7,721,587
    Series E --
      Authorized -- 1,511,935 shares
      Issued and outstanding -- 1,511,935 shares at December
         31, 1995 and 1996 (liquidation preference of
         $4,677,549 at December 31, 1996).....................    4,274,419       4,774,511
                                                                -----------     -----------
                                                                $25,300,934     $27,597,327
                                                                ===========     ===========

     In connection with the issuance of Series C and Series D redeemable preferred stock the Company also issued warrants to purchase preferred stock (see Note 11).

     The rights and preferences of the Preferred Stock are described below.

  Conversion

     Preferred Stock is convertible, at the option of the holder, into shares of common stock, at a rate of .644 shares for each share of preferred stock subject to adjustment based on certain defined events.

     All outstanding shares of the Preferred Stock shall automatically convert into shares of the Company's common stock upon the closing of a public offering of the Company's common stock if certain criteria are met.

  Voting

     The Preferred Stock has voting rights equal to the number of shares of common stock into which the Preferred Stock is convertible.

                                MICROSURGE, INC.

  Dividends

     Holders of the Preferred Stock are entitled to receive dividends if and when declared by the Company's Board of Directors. The preferred stockholders' rights to dividends are preferential to those of common stockholders. In addition to the declared dividends rights, the Series C, Series D and Series E preferred stockholders are entitled to cumulative dividends in preference to all other classes of stock. These cumulative dividends accrue at an annual rate of $0.237, $0.275 and $0.275 per share, respectively, subject to change, as defined, commencing on the date of issuance. At December 31, 1996, cumulative dividends of $3,706,115, $1,504,025 and $519,728 had accrued on the Series C, Series D and Series E redeemable convertible preferred stock, respectively. Following conversion, unpaid accrued dividends on the redeemable convertible preferred stock will not be payable.

  Liquidation

     Upon liquidation or dissolution of the Company, the holders of the Preferred Stock shall each be entitled to receive a preference in liquidation. The holders of the Series E and Series D redeemable convertible preferred stock are entitled to a preference, collectively prior to all other stockholders, of $2.75 per share plus any accrued dividends ($519,728 and $1,504,025 at December 31, 1996, respectively). The holders of the Series C redeemable convertible preferred stock are entitled to a preference of $2.37 per share plus any accrued dividends ($3,706,115 at December 31, 1996). The holders of the Series A and Series B redeemable convertible preferred stock are entitled to a preference of $1.00 and $3.00 per share, plus an additional $.10 and $.30 per share upon each anniversary of the issuance date, respectively, plus any accrued dividends. After distribution of any preferential payments to the preferred stockholders, the Series C, Series D and Series E preferred stockholders and the common stockholders shall share equally in the remaining assets based on a pro rata basis. If, after distribution to the Series E and Series D preferred stockholders there are insufficient funds to pay the Series A, Series B and Series C preferred stockholders their full preferential amount, the three classes will share ratably the remaining assets in proportion to what would have been due to them in full.

  Redemption

     The holders of the Preferred Stock have a redemption right that requires the Company to repurchase outstanding shares of the Preferred Stock. The Series C, Series D and Series E preferred stockholders may require the Company to repurchase up to 25% of the shares outstanding, per year, for each of four consecutive years beginning on June 29, 1999. The redemption value of the Series E and Series D redeemable convertible preferred stock is 110% of $2.75 ($3.025) per share plus accrued dividends and the redemption value of the Series C redeemable convertible preferred stock is $2.37 per share plus accrued dividends. The Series A and Series B preferred stockholders may require the Company to repurchase up to 25% of the shares outstanding, per year, for each of four consecutive years beginning on June 29 of the year that is the later of the first year in which no shares of Series C, Series D and Series E redeemable convertible preferred stock are outstanding or 1999. The redemption value per share for the Series A and Series B redeemable convertible preferred stock is $1.00 and $3.00 per share, plus $.10 and $.30 per share for every year outstanding since issuance, respectively, plus accrued dividends. To the extent that the repurchase right on any of the Preferred Stock is not exercised in one year, the cumulative right may be exercised in future years, through the end of the four-year redemption period.

                                MICROSURGE, INC.

11. STOCKHOLDERS' EQUITY:

  Common Stock

     In April 1996 the Company announced a 0.644 for 1 reverse stock split of the Company's common stock which was effected in June of 1996. All share data in these financial statements have been retroactively restated to give effect to the stock split.

     The Company has authorized 50,000,000 shares of common stock, $.001 par value. The Company has reserved 6,601,942 shares of common stock for issuance upon the conversion of Preferred Stock and exercise of warrants and options at December 31, 1996. The Company has also reserved shares for the exercise of warrants pursuant to which the number of shares is determined by future financings.

     In connection with a license agreement, the Company issued 11,592 shares of its common stock over a three year period commencing in 1992. The Company recorded expense for the fair value of the stock on the dates of grant.

  Stock Option Plan

     In 1994, the Company's Board of Directors and stockholders approved an amendment to its 1992 Stock Option Plan (the "Plan"). The Plan allows the Board of Directors to grant either incentive stock options or nonstatutory stock options to employees, directors and consultants. The Company has authorized the granting of options to purchase 913,010 shares of common stock under the Plan, as amended. As of December 31, 1996, 19,795 options are available for future grants under the Plan. Options issued under the Plan to employees are generally incentive stock options that vest in equal annual increments over a four-year period beginning on the effective date of issuance and expire no later than 10 years from the date of grant, and are granted at not less than fair value of the common stock, as determined by the Board of Directors at the date of grant. In October 1996, certain options were amended to allow for accelerated vesting upon a change of control in the Company which meets defined criteria.

     Options have been issued outside of the Plan to certain directors and consultants. These options vest according to varying terms and were granted at $5.05 per share, which was in excess of the fair value of the common stock, as determined by the Board of Directors on the dates of grant (see Note 9). No options were granted outside of the plan in 1996 or 1995.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, which is effective for the Company's financial statements for fiscal year 1996. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but requires pro forma disclosure in the notes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has continued to account for its stock-based compensation in accordance with the provisions of APB 25. The application of SFAS 123 would not result in a significant difference from the reported net loss.

                                MICROSURGE, INC.

     Stock option activity for 1994, 1995 and 1996 is as follows:

                                                                               WEIGHTED
                                                              NUMBER OF        AVERAGE
                                                               SHARES       EXERCISE PRICE
                                                              ---------     --------------
        Outstanding, December 31, 1993......................   346,484          $  .47
        Granted.............................................   402,435            1.98
        Canceled............................................   (16,100)            .47
        Exercised...........................................    (2,415)            .47
                                                               -------           -----
        Outstanding, December 31, 1994......................   730,404            1.30
        Granted.............................................   171,032             .57
        Canceled............................................   (36,963)            .47
        Exercised...........................................   (32,683)            .47
                                                               -------           -----
        Outstanding, December 30, 1995......................   831,790            1.22
        Granted.............................................   195,230            1.00
        Canceled............................................   (35,499)            .51
        Exercised                                               (8,065)            .50
                                                               -------           -----
        Outstanding, December 31, 1996......................   983,456          $ 1.21
                                                               =======           =====

     Summarized information about stock options outstanding at December 31, 1996 is as follows:

                                                                    EXERCISABLE
                                   WEIGHTED                    ----------------------
                                    AVERAGE       WEIGHTED                   WEIGHTED
  RANGES OF        NUMBER OF       REMAINING      AVERAGE                    AVERAGE
   EXERCISE         OPTIONS       CONTRACTUAL     EXERCISE     NUMBER OF     EXERCISE
    PRICES        OUTSTANDING        LIFE          PRICE        OPTIONS       PRICE
--------------    -----------     -----------     --------     ---------     --------
  $.47 - .54        655,949             7          $  .50       407,631       $  .49
    $1.00           195,230            10          $ 1.00            --           --
 $4.27 - 5.05       132,277            12          $ 5.02        11,849       $ 4.92

  Common Stock Warrants

     During 1994, the Company received $455,026 from the sale of common stock and the exercise of warrants for 106,551 shares of common stock. During 1994, the Company also entered into a consulting agreement in which the Company committed to issue a maximum of 19,320 shares of common stock to a consultant upon achievement of certain performance criteria. During 1996 3,864 shares were granted and the Company recorded a charge for their fair value as determined on the date of grant. This agreement expired in July 1996.

  Preferred Stock Warrants

     In connection with the Series C redeemable convertible preferred stock offering in 1992, the Company issued a warrant to purchase 52,320 shares of Series C redeemable convertible preferred stock. The warrant is exercisable at $2.37 per share and expires August 3, 1997. The Company has reserved 52,320 shares of Series C redeemable convertible preferred stock for issuance upon exercise of this warrant.

     In connection with the Series D redeemable convertible preferred stock offering in 1994, the Company issued a warrant to purchase 17,250 shares of Series D redeemable convertible preferred stock. The warrant is exercisable at $2.75 per share and expires June 29, 1999. The Company has reserved 17,250 shares of Series D redeemable convertible preferred stock for issuance upon exercise of this warrant.

                                MICROSURGE, INC.

     In connection with equipment lease financing transactions (see Note 8), the Company issued warrants for the purchase of 28,977 shares of Series C redeemable convertible preferred stock at an exercise price of $2.37 per share and 14,545 shares of Series D redeemable convertible preferred stock at an exercise price of $2.75 per share. The warrant to purchase Series C redeemable convertible preferred stock, and the warrant to purchase Series D redeemable convertible preferred stock, expire on June 17, 2000 and September 12, 2001, respectively, or on the second anniversary of the closing of an initial public offering of the Company's common stock, whichever is earlier. The Company has reserved 28,977 shares of Series C redeemable convertible preferred stock and 14,545 shares of Series D redeemable convertible preferred stock for issuance upon exercise of the warrants.

     Upon the closing of an initial public offering of the Company's common stock, all preferred stock warrants convert into common stock warrants at the applicable conversion rate for preferred stock then in effect (see Note 10).

12. EMPLOYEE BENEFIT PLAN:

     On January 1, 1993, the Company adopted an employee benefit plan under
Section 401(k) of the Internal Revenue Code. The plan allows all employees to make contributions up to a specified percentage of their compensation. Under the plan, the Company may, but is not obligated to, match a portion of the employees' contribution up to a defined maximum. The Company did not make a matching contribution in 1994, 1995 or 1996.

13. SUPPLEMENTAL CASH FLOW INFORMATION:

     The Company incurred capital lease obligations to obtain certain equipment in amounts of $286,371 and $244,398 in 1994 and 1995, respectively. There were no additions to leased equipment in 1996.

     Cash paid for interest was $33,394, $63,912 and $104,067 in 1994, 1995 and
1996, respectively.

14. SUBSEQUENT EVENT:

     In March of 1997 the Company signed a definitive merger agreement with Urohealth Systems, Inc. ("Urohealth"). The merger is expected to become effective after shareholder approval is received and certain other conditions are met.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The Company acquired Microsurge, Inc. on March 31, 1997 by merger (the "Merger") of Microsurge, Inc. ("Microsurge") into a wholly-owned subsidiary of the Company.

     The following unaudited pro forma condensed consolidated balance sheet at December 31, 1996 reflects the historical consolidated balance sheets of Urohealth and Microsurge, adjusted to give effect to the acquisition, as if such acquisition had occurred at December 31, 1996.

     The following unaudited pro forma condensed consolidated statements of operations are presented to reflect the acquisition of Microsurge as if such acquisition had occurred on July 1, 1995 for the nine month period ended March 31, 1996; and on April 1, 1996 for the nine months ended December 31, 1996. The Merger has been reflected as a pooling of interests. Additionally, unaudited pro forma condensed consolidated statements of operations are presented for the years ended June 30, 1994 and 1995 to reflect the results of operations of Urohealth combined with the results of operations of Microsurge for its fiscal years ended December 31, 1993 and 1994, respectively.

     The unaudited pro forma condensed consolidated balance sheet and statements of operations and accompanying notes should be read in conjunction with the respective historical audited financial statements of Microsurge contained herein and the historical audited consolidated financial statements of the Company not contained herein.

     The unaudited pro forma condensed consolidated financial information is based on the consolidated financial statements of UROHEALTH contained in its Annual Report on Form 10-K, as amended, for the year ended March 31, 1996 and the audited financial statements of Microsurge giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

     The pro forma adjustments are based upon available information and upon certain assumptions that the Company's management believes are reasonable given the circumstances. The unaudited pro forma condensed consolidated balance sheet and statements of operations are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisitions occurred on the date indicated or that may be achieved in the future.

                            UROHEALTH SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                  PRO FORMA        TOTAL
                       UROHEALTH    MICROSURGE   ADJUSTMENTS     PRO FORMA
                       ---------    ----------   -----------     ----------
ASSETS
Current assets:
  Cash and
    equivalents......  $  2,272      $  1,153      $(2,800)(a)    $    625
  Receivables, net...    24,958         1,031           --          25,989
  Inventories            21,373         2,204           --          23,577
  Prepaids and
    deposits.........     3,307           108           --           3,415
  Income tax
    receivable.......       377            --           --             377
                       --------      --------      -------        --------
Total current
  assets.............    52,287         4,496       (2,800)         53,983
Property and
  equipment, net.....    24,785           634           --          25,419
Patents and
  intangibles, net...     6,264         1,554           --           7,818
Deposits and other
  assets.............     2,609           120           --           2,729
Deferred debt
  issuance costs.....     5,727            --           --           5,727

Goodwill.............    42,081            --           --          42,081
                       --------      --------      -------        --------
                       $133,753      $  6,804      $(2,800)       $137,757
                       ========      ========      =======        ========
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable
    and accrued
    expenses.........  $ 12,067      $  2,205      $ 3,625(b)     $ 17,897
  Restructuring
    accrual..........     1,810            --           --           1,810
  Compensation and
    employee
    benefits.........     3,026            --           --           3,026
  Revolving lines of
    credit...........    16,500            --           --          16,500
  Convertible
    subordinated
    notes............        --         5,503           --           5,503
  Current portion of
    notes payable and
    capital leases...       521         2,948       (2,800)(a)         669
                       --------      --------      -------        --------
Total current
  liabilities........    33,924        10,656          825          45,405
Long-term
  liabilities:
  Notes payable......     6,000            --           --           6,000
  Bank term loan.....    13,500            --           --          13,500
  Capital leases.....       152            50           --             202
  Deferred
    compensation.....        29            --           --              29
  Other
    liabilities......        98           225           --             323
  Restructuring
    accrual, less
    current
    portion..........     1,684            --           --           1,684
Minority interest in
  consolidated
  subsidiary.........     1,126            --           --           1,126
Convertible
  subordinate
  debentures.........    50,000            --           --          50,000
Redeemable
  convertible
  preferred stock....        --        27,597      (27,597)(c)          --
Common Stockholders'
  Equity:
  Common stock.......        19            --            3(c)           22
  Preferred stock            --            --           --              --
  Warrants...........     5,217            --           --           5,217
  Additional paid-in
    capital..........   113,204            --       27,594(c)      140,798
  Deficit............   (91,159)      (31,724)      (3,625)(b)    (126,508)
  Foreign currency
    adjustment.......       (41)         --           --             (41)
                       --------     --------      -------        --------
    Total common
      stockholders'
      (deficit)
      equity.........    27,240      (31,724)      23,972          19,488
                       --------     --------      -------        --------
                       $133,753     $  6,804      $(2,800)       $137,757
                       ========     ========      =======        ========

                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                   PRO FORMA       TOTAL
                       UROHEALTH     MICROSURGE   ADJUSTMENTS    PRO FORMA
                       ---------     ----------   -----------    ---------
Net sales............  $ 67,964       $  4,703       $  --       $  72,667
Cost of sales........    23,193          3,123          --          26,316
                       --------       --------       -----       ---------
Gross profit.........    44,771          1,580          --          46,351

Operating expenses:
  Selling, general
    and
    administrative...    32,537          5,780          --          38,317
  Research and
    development......     2,149          1,218          --           3,367
  Write-off
    incomplete
    research and
    development......    25,500             --          --          25,500
  Restructuring
    charges..........     4,000             --          --           4,000
                       --------       --------       -----       ---------
Total operating
  expenses...........    64,186          6,998          --          71,184
                       --------       --------       -----       ---------
Profit (loss) from
  operations.........   (19,415)        (5,418)         --         (24,833)

Other income
  (expense):
  Minority interest
    consisting of
    accrued dividends
    on preferred
    stock of
    subsidiary.......       (54)            --          --             (54)
  Interest income....       240             31          --             271
  Interest expense...    (4,864)           (444)       220(a)       (5,088)
  Other..............        --             --          --              --
                       --------       --------       -----       ---------
Net loss before tax
  and extraordinary
  loss...............   (24,093)        (5,831)        220         (29,704)
Provision (benefit)
  for income tax.....      (377)            --          --(d)         (377)
                       --------       --------       -----       ---------
Net loss before
  extraordinary
  loss...............   (23,716)        (5,831)        220         (29,327)
Extraordinary loss
  (early
  extinguishment of
  debt)..............    (2,973)            --          --          (2,973)
                       --------       --------       -----       ---------
Net loss.............  $(26,689)      $ (5,831)      $ 220       $ (32,300)
                       ========       ========       =====       =========

---------------





                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1996
                                 (IN THOUSANDS)

                                                           PRO FORMA      TOTAL
                                 UROHEALTH   MICROSURGE   ADJUSTMENTS   PRO FORMA
                                 ---------   ----------   -----------   ---------
Net sales......................  $ 39,641     $  3,313       $  --      $  42,954
Cost of sales..................    12,896        2,069          --         14,965
                                 --------     --------        ----      ---------
Gross profit...................    26,745        1,244          --         27,989

Operating expenses:
  Selling, general and
     administrative............    32,218        4,838          --         37,056
  Research and development.....     1,324        1,452          --          2,776
  Merger and acquisition
     costs.....................     4,232           --          --          4,232
  Restructuring charges........     5,456           --          --          5,456
                                 --------     --------        ----      ---------
Total operating expenses.......    43,230        6,290          --         49,520
                                 --------     --------        ----      ---------
Loss from operations...........   (16,485)      (5,046)         --        (21,531)

Other income (expense):
Minority interest consisting of
  accrued dividends on
  preferred stock of
  subsidiary...................       (55)          --          --            (55)
  Interest income..............        23           78          --            101
  Interest expense.............    (1,002)         (57)         --         (1,059)

  Other........................       (48)          --          --            (48)
                                 --------     --------        ----      ---------
Net loss before tax............   (17,567)      (5,025)         --        (22,592)
Provision for income tax.......       431           --          --(d)         431
                                 --------     --------        ----      ---------
Net loss.......................  $(17,998)    $ (5,025)      $  --      $ (23,023)
                                 ========     ========        ====      =========

                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995
                                 (IN THOUSANDS)

                                                                                   PRO FORMA      TOTAL
                                                         UROHEALTH   MICROSURGE   ADJUSTMENTS   PRO FORMA
                                                         ---------   ----------   -----------   ---------
Net sales..............................................  $ 45,453     $  3,797       $  --      $  49,250
Cost of sales..........................................    16,159        2,370          --         18,529
                                                         --------     --------       -----      ---------
Gross profit...........................................    29,294        1,427          --         30,721

Operating expenses:
  Selling, general and administrative..................    35,145        5,912          --         41,057
  Research and development.............................     8,805        1,913          --         10,718
  Merger and acquisition costs.........................       851           --          --            851
  Settlement of litigation.............................       300           --          --            300
  Restructuring charges................................     1,200           --          --          1,200
                                                         --------     --------       -----      ---------
Total operating expenses...............................    46,301        7,825          --         54,126
                                                         --------     --------       -----      ---------
Loss from operations...................................   (17,007)      (6,398)         --        (23,405)

Other income (expense):
  Minority interest consisting of accrued dividends on
     preferred stock of subsidiary.....................       (78)          --          --            (78)
  Interest income......................................       263          131          --            394
  Interest expense.....................................      (303)         (64)         --           (367)
  Other................................................         5           --          --              5
                                                         --------     --------       -----      ---------
Net loss before tax and extraordinary loss.............   (17,120)      (6,331)         --        (23,451)
Provision for income tax...............................     1,386           --          --          1,386
                                                         --------     --------       -----      ---------
Net loss...............................................  $(18,506)    $ (6,331)      $  --      $ (24,837)
                                                         ========     ========       =====      =========

                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1994
                                 (IN THOUSANDS)

                                                                                   PRO FORMA      TOTAL
                                                         UROHEALTH   MICROSURGE   ADJUSTMENTS   PRO FORMA
                                                         ---------   ----------   -----------   ---------
Net sales..............................................  $ 37,828     $  1,548       $  --      $  39,376
Cost of sales..........................................    13,993        1,041          --         15,034
                                                         --------     --------       -----      ---------
Gross profit...........................................    23,835          507          --         24,342
Operating expenses:
  Selling, general and administrative..................    32,802        3,312          --         36,114
  Research and development.............................     9,470        2,010          --         11,480
  Settlement of litigation.............................     1,000           --          --          1,000
                                                         --------     --------       -----      ---------
Total operating expenses...............................    43,272        5,322          --         48,594
                                                         --------     --------       -----      ---------
Loss from operations...................................   (19,437)      (4,815)         --        (24,252)
Other income (expense):
  Minority interest consisting of accrued dividends on
     preferred stock of subsidiary.....................      (175)          --          --           (175)
  Interest income......................................       318          173          --            491
  Interest expense.....................................      (267)         (34)         --           (301)
                                                         --------     --------       -----      ---------
Net loss before tax....................................   (19,561)      (4,676)         --        (24,237)
Provision for income tax...............................       566           --          --            566
                                                         --------     --------       -----      ---------
Net loss...............................................  $(20,127)    $ (4,676)      $  --      $ (24,803)
                                                         ========     ========       =====      =========

                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

  Acquisition of Microsurge

     On March 31, 1997, the Company acquired Microsurge. The agreement provides for the issuance of shares of Urohealth Common Stock and the assumption of $5.5 million in convertible Microsurge notes. The value of this transaction is approximately $38.0 million. The Microsurge merger is expected to be accounted for as a pooling of interests.

     (a) Repayment of Microsurge Notes Payable upon consummation of the transaction and the elimination of the associated interest.

     (b) Under the pooling of interests accounting method, direct transaction costs are deferred and expensed upon completion of the merger. Such costs are estimated to be $3.6 million and include investment banking, legal, accounting, printing, solicitation, filing fees and similar expenses. The accrual of these expenses has been reflected in the unaudited pro forma condensed combined balance sheet at December 31, 1996, but not in the unaudited pro forma condensed combined statements of operations. Direct transaction costs reflected in the unaudited pro forma condensed combined statements of operations relate to previous mergers.

     In the event the Merger should fail to qualify as a pooling of interests, the transaction will be accounted for as a purchase. If the transaction were accounted for as a purchase, goodwill on the unaudited pro forma condensed consolidated balance sheet would be increased by $46 million, as of December 31, 1996, and amortization expense on the unaudited pro forma condensed consolidated statement of operations would be increased by $1.4 million in each of the nine months ended December 31, 1996 and March 31, 1996. Direct acquisition costs of $3.6 million would be added to goodwill, with a corresponding increase in retained earnings on the unaudited pro forma condensed consolidated balance sheet at December 31, 1996 (direct transaction costs are capitalized in the purchase price for the purchase method vs. expensed for a pooling of interest transaction).

     (c) Common stock and additional paid-in capital have been adjusted to reflect the issuance of Urohealth Common Stock in exchange for the issued and outstanding shares of Microsurge Common Stock and Convertible Preferred Stock.

     (d) No income tax provision or benefit has been recorded in the pro forma adjustments, since the combined historical operations of the companies would not result in the recognition of additional income tax provision or benefit.